NU LOGO

P.O. Box 270

Hartford, CT 06141-0270

107 Selden Street

Berlin, CT 06037

(860) 665-5000

www.nu.com

Exhibit 99.1

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 665-5154

NU REPORTS IMPROVED SECOND QUARTER RESULTS

Major projects continue on or ahead of schedule

2007 guidance reaffirmed

BERLIN, Connecticut, August 2, 2007—Northeast Utilities (NU-NYSE) today reported earnings for the second quarter of 2007 of $48.5 million, or $0.31 per share, compared with earnings of

$22.2 million, or $0.14 per share, in the second quarter of 2006.  NU earned $123.6 million, or $0.80 per share, in the first half of 2007, compared with earnings of $12.1 million, or $0.08 per share, in the first half of 2006.

Charles W. Shivery, NU chairman, president, and chief executive officer, attributed the improved results to growth in the company’s transmission segment, where the company is investing heavily to meet the regional energy needs of customers, as well as new federal reliability requirements.  In addition, NU benefited from the absence of losses incurred in 2006 in its former competitive retail marketing business, which was sold last year.

“Completion of our transmission projects improves reliability and helps meet the growth in energy demand.  In addition to the savings created for customers, these investments also improve our financial performance, enhancing our ability to fund the additional energy infrastructure New England requires,” Shivery said.

Transmission

NU’s transmission segment earned $21.1 million in the second quarter of 2007 and $37.0 million in the first half of 2007, compared with $12.7 million in the second quarter of 2006 and $25.4 million in the first half of 2006.  Shivery noted that transmission segment earnings have risen as a result of NU’s increased investment to meet customer reliability needs, particularly in southwest Connecticut.  The Connecticut Light and Power Company (CL&P) completed a $340 million transmission line between Bethel, Connecticut and Norwalk, Connecticut last year and construction is well under way on three additional projects.  Shivery provided the following update on those projects:

·

CL&P’s $1.05 billion share of a 69-mile 345-kV transmission line between Norwalk and Middletown, Connecticut is approximately 38 percent complete.  It was initially expected to be completed by the end of 2009, but Shivery said construction is currently ahead of schedule and the company is reviewing the project schedule to determine whether it can be completed at an earlier date.

·

CL&P’s nine-mile, $183 million, 115-kV Glenbrook underground transmission project between Norwalk and Stamford, Connecticut is approximately 36 percent complete and expected to be in service in 2008.

•

CL&P’s $72 million share of a replacement undersea cable between Norwalk and Northport, Long Island is approximately 41 percent complete and expected to be in service in 2008.

NU’s capital spending totaled $531.3 million in the first six months of 2007, including

$297.3 million on transmission.  NU expects to invest $1.3 billion in New England’s energy infrastructure in 2007, including $750 million in transmission.  The $1.3 billion figure is approximately $100 million higher than NU had previously forecast with the increase primarily due to the acceleration of work on transmission projects inside and outside southwest Connecticut.

Distribution and Generation

NU’s distribution and regulated generation segment earned $23.4 million in the second quarter of 2007 and $71.6 million in the first half of 2007, compared with earnings of $20.8 million in the second quarter of 2006 and $62.7 million in the first half of 2006.

CL&P’s distribution segment earned $7.0 million in the second quarter of 2007 and $27.6 million in the first half of 2007, compared with earnings of $6.4 million in the second quarter of 2006 and

$29.8 million in the first half of 2006.  Improved second quarter results were due to a 2.2 percent increase in retail sales and a $7 million annualized rate increase effective January 1, 2007, offset by higher operating and interest expenses and the expiration of a procurement fee that ended December 31, 2006.  Lower year-to-date results in 2007 were due to the absence of a state tax settlement that benefited CL&P by

$4.9 million in the first quarter of 2006, the expiration of the procurement fee, and higher operating and interest expenses.

On a trailing 12-month basis, CL&P’s regulatory return on equity was approximately 7.8 percent, about two full percentage points below CL&P’s allowed return of 9.85 percent.  Earlier this week, CL&P filed with state regulators to raise distribution rates, effective January 1, 2008.

Public Service Company of New Hampshire’s (PSNH) distribution and regulated generation segment earned $12.6 million in the second quarter of 2007 and $20.7 million in the first half of 2007, compared with earnings of $12.9 million in the second quarter of 2006 and $15.4 million in the first half of 2006.  Slightly lower second quarter results were due to a higher effective tax rate, partially offset by the recoupment of previously expensed transmission costs, a 0.5 percent increase in sales, and a $24.5 million annualized interim distribution rate increase that took effect July 1, 2006.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $3.5 million in the second quarter of 2007 and $9.4 million in the first half of 2007, compared with earnings of

$1.6 million in the second quarter of 2006 and $5.8 million in the first half of 2006.  Improved 2007 results were due to higher sales and the impact of WMECO’s distribution rate settlement that took effect January 1, 2007.

Overall, kilowatt-hour sales were up 1.6 percent in the second quarter of 2007, compared with the second quarter of 2006, and up 1.7 percent during the first half of the year, compared with the same period of 2006.  On a weather-adjusted basis, electric sales were up 1.2 percent in the second quarter and up 0.8 percent through the first six months of 2007.

Yankee Gas Services Company earned $0.3 million in the second quarter of 2007 and $13.9 million in the first half of 2007, compared with a loss of $0.1 million in the second quarter of 2006 and a profit of $11.7 million in the first half of 2006.  The improved year-to-date results were largely due to an 11.0 percent increase in firm sales resulting primarily from a colder heating season in 2007, compared with 2006.

Shivery noted that second half 2007 results will benefit from two recently approved rate settlements, both of which were effective on July 1, 2007.  On that date, PSNH raised its distribution and transmission charges by $46.6 million annually, reflecting a rate settlement reached earlier this year with the New Hampshire Public Utilities Commission and Office of Consumer Advocate staff representatives.  Overall PSNH customer bills fell by 0.4 percent in July, however, due to a concurrent decrease in generation-related charges.

Also on July 1, 2007, Yankee Gas raised its overall annualized rates by $22.1 million as a result of regulatory approval of a settlement with the Prosecutorial Division of the Connecticut Department of Public Utility Control and Office of Consumer Counsel staff.  Shivery said the rate change reflects the benefits and costs of Yankee’s $108 million liquefied natural gas (LNG) storage facility in Waterbury, Connecticut, which was completed in July and is now being filled with LNG for winter use.

Competitive businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, where remaining contracts continue to expire or be closed out, earned $2.5 million in the second quarter of 2007 and $7.4 million in the first half of 2007, compared with losses of $14.3 million in the second quarter of 2006 and $76.9 million in the first half of 2006.  NUEI’s losses in 2006 were primarily due to its retail marketing business, which was sold in June 2006.

Parent and other NU subsidiaries

NU Parent and other service companies earned $1.5 million in the second quarter of 2007 and

$7.6 million in the first half of 2007, compared with earnings of $3.0 million in the second quarter of 2006 and $0.9 million in the first half of 2006.  The decline in second quarter earnings from 2006 to 2007 was primarily attributable to a $2 million gain NU recorded in the second quarter of 2006 related to the sale of a telecommunications investment.  Improved year-to-date results were due to interest earned on cash the parent received from the November 2006 sale of NU’s competitive generation and continued to hold in the first half of 2007.

2007 Earnings Guidance

NU today affirmed its 2007 consolidated earnings guidance of between $1.30 per share and $1.55 per share, including earnings at NU’s electric and natural gas distribution and regulated electric generation segments of between $0.80 per share and $0.90 per share and earnings at the transmission segments of between $0.50 per share and $0.60 per share.  NU also projects parent company earnings of between $0.00 and $0.05 per share in 2007 and modestly positive results at its remaining competitive businesses in 2007, excluding the impact of marking to market its decreasing number of wholesale electricity contracts.  Mark-to-market losses of $1.2 million are included in NUEI’s $7.4 million of earnings in the first half of 2007.

The following table reconciles 2007 and 2006 second-quarter and first half results:

		Second Quarter	First Six Months

2006	Reported EPS	$0.14	$0.08
	Competitive business loss in 2006	$0.10	$0.50
	Regulated and Parent EPS in 2006	$0.24	$0.58
	Improved transmission earnings in 2007	$0.06	$0.08
	Improved regulated distribution and generation earnings in 2007	$0.01	$0.04
	Improved/(Lower) Parent/other results in 2007	($0.01)	$0.05
	Regulated and Parent EPS in 2007	$0.30	$0.75
	Competitive business results in 2007	$0.01	$0.05
2007	Reported EPS	$0.31	$0.80

Financial results for the second quarter and first half of 2007 and 2006 are noted below.

Three months ended:

(in millions)	June 30, 2007	June 30, 2006	Increase (Decrease)
CL&P Distribution	$7.0	$6.4	$0.6
PSNH Distribution/Generation	$12.6	$12.9	($0.3)
WMECO Distribution	$3.5	$1.6	$1.9
Yankee Gas	$0.3	($0.1)	$0.4
Total—Distribution/ Regulated Generation	$23.4	$20.8	$2.6
CL&P Transmission	$17.4	$9.7	$7.7
PSNH Transmission	$2.6	$2.0	$0.6
WMECO Transmission	$1.1	$1.0	$0.1
Total—Transmission	$21.1	$12.7	$8.4
Total—Regulated Businesses	$44.5	$33.5	$11.0
NU Parent and Other Affiliates	$1.5	$3.0	($1.5)
Total—Regulated and Parent	$46.0	$36.5	$9.5
Total—Competitive	$2.5	($14.3)	$16.8
Reported Earnings	$48.5	$22.2	$26.3

Six months ended:

(in millions)	June 30, 2007	June 30, 2006	Increase (Decrease)
CL&P Distribution	$27.6	$29.8	($2.2)
PSNH Distribution/Generation	$20.7	$15.4	$5.3
WMECO Distribution	$9.4	$5.8	$3.6
Yankee Gas	$13.9	$11.7	$2.2
Total—Distribution/ Regulated Generation	$71.6	$62.7	$8.9
CL&P Transmission	$30.4	$18.8	$11.6
PSNH Transmission	$4.5	$4.6	($0.1)
WMECO Transmission	$2.1	$2.0	$0.1
Total—Transmission	$37.0	$25.4	$11.6
Total—Regulated Businesses	$108.6	$88.1	$20.5
NU Parent and Other Affiliates	$7.6	$0.9	$6.7
Total—Regulated and Parent	$116.2	$89.0	$27.2
Total Competitive	$7.4	($76.9)	$84.3
Reported Earnings	$123.6	$12.1	$111.5

NU has approximately 155 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inactions by local, state and federal regulatory bodies; competition and industry restructuring; changes in economic conditions; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; subsequent recognition, derecognition and measurement of tax positions; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made.

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Note: NU will webcast an investor call Friday, August 3 at 10 a.m. Eastern Daylight Time. The call can be accessed through NU’s website at www.nu.com.